Exhibit 99.1

NuPathe Announces Common Stock Purchase Agreement for up to $30 Million

Aspire Capital Makes Initial Investment of $500,000 at $7.07 per Share

CONSHOHOCKEN, PA — (Marketwire) — August 2, 2011 — NuPathe Inc. (NASDAQ: PATH), a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders, today announced the entry into a common stock purchase agreement with Aspire Capital Fund, LLC, which provides that subject to certain conditions and limitations, Aspire has committed to purchase up to $30 million of NuPathe common stock over the next 24 months.  Aspire made an initial investment of $500,000 by purchasing 70,721 shares of NuPathe common stock at a purchase price of $7.07 per share, representing a 19% premium to the closing market price on August 2, 2011.

“We intend to use this facility opportunistically to add to our balance sheet,” said Jane H. Hollingsworth, chief executive officer of NuPathe. “Securing this facility furthers our goal of building our financial strength and flexibility as we continue to prepare for the expected launch of our migraine patch in the first half of 2012.  Aspire Capital’s decision to make an initial investment at a premium to the current market price shows confidence in NuPathe and our ability to execute. We look forward to bringing this innovative product to market for the millions of underserved migraine patients and particularly for those who suffer from migraine-related nausea.”

As a result of its initial investment, Aspire’s remaining purchase commitment under the facility is up to $29.5 million of NuPathe common stock.

During the two-year term of the purchase agreement, NuPathe will control the timing and amount of any sale of its common stock to Aspire, providing the Company with flexibility to utilize the facility as desired. Aspire has no right to require any sales by NuPathe, but is obligated to make purchases as NuPathe directs.  Pricing of sales under the agreement will be determined each time the Company elects to sell shares to Aspire based upon a predetermined formula as set forth in the purchase agreement. A more complete and detailed description of the purchase agreement is set forth in the Company’s current report on Form 8-K, filed today with the U.S. Securities and Exchange Commission.

The offer and sale of the shares of NuPathe’s common stock issuable under the facility have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. NuPathe has agreed to file within 10 business days a registration statement on Form S-1, covering the resale of the common stock issued and issuable in accordance with the terms of the facility.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About NP101 (Zelrix)
NP101 (also known as Zelrix) is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. NP101 is designed to provide migraine patients fast onset and sustained relief through a tolerable, non-oral route of administration with low incidence of triptan-related adverse events including chest tightness, chest heaviness, numbness of the extremities, and paresthesias or tingling. NP101 may provide an attractive treatment option for millions of migraine patients because it avoids the need for oral administration. Many migraine patients delay or avoid treatment with oral medications as a result of underlying migraine-related nausea and vomiting. In addition, the absorption of oral medications may be compromised during a migraine, which may adversely affect the efficacy of such medications. NP101 is powered by SmartRelief™, NuPathe’s proprietary transdermal delivery technology. SmartRelief consists of a controlled delivery technology that uses a mild electrical current to actively transport medication through the skin using a process called iontophoresis.  NuPathe’s New Drug Application (NDA) for NP101 is currently under review by the U.S. Food and Drug Administration with a Prescription Drug User Fee Act (PDUFA) date of August 29, 2011.

About NuPathe
NuPathe Inc. (www.nupathe.com) is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product candidate, NP101, is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to NP101, NuPathe has two additional proprietary product candidates: NP201 for the continuous symptomatic treatment of Parkinson’s disease, which the company plans to partner, and NP202 in preclinical development for the long-term treatment of schizophrenia and bipolar disorder.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the extent to which we may utilize the purchase agreement as a source of funding; the ability to obtain, and timing of, FDA approval of Zelrix; the timing of the commercial launch of Zelrix; the potential benefits of, and market for, Zelrix; our plans to partner NP201; and the implications of Aspire Capital’s decision to make an investment.

Forward-looking statements are based upon management’s current expectations and beliefs and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from those indicated herein including, among others: NuPathe’s ability to obtain marketing approval for and commercialize NP101; and the risks, uncertainties and other factors discussed in NuPathe’s Annual Report on Form 10-K for the year ended December 31, 2010 under the caption “Risk Factors” and elsewhere in such report, which is available on NuPathe’s website at www.nupathe.com in the “Investor Relations — SEC Filings” section. While NuPathe may update certain forward-looking statements from time to time, it specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

INVESTOR CONTACTS

John Woolford

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan

Vice President, Chief Financial Officer

NuPathe Inc.

(484) 567-0130

MEDIA CONTACT

Jennifer Guinan

Sage Strategic Marketing

(610) 410-8111

jennifer@sagestrat.com